AMENDMENT No. 1 to AGREEMENT AND PLAN OF MERGER

AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of October 16, 2006, by and among Opinion Research Corporation, a Delaware corporation (the “Company”), infoUSA Inc., a Delaware corporation (“Parent”), and Spirit Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the Company, Parent and Merger Sub entered into that certain Agreement and Plan of Merger, dated as of August 4, 2006 (the “Merger Agreement”); and

WHEREAS, Parent, Merger Sub and the Company deem it advisable and in their best interests to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and intending to be bound hereby, the parties hereto agree as follows:

1. The last sentence of Section 2.02(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Any funds remaining with the Exchange Agent two years following the Effective Time shall be returned to Parent after which time former stockholders of the Company, subject to applicable law, shall look only to Parent for payment of amounts due hereunder, without interest thereon.”

2. The last sentence of Section 2.02(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.08)), any Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.”

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Except as modified herein, the Merger Agreement remains in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

infoUSA Inc.

By:	/S/ STORMY L. DEAN
	Name:	Stormy L. Dean
	Title:	Chief Financial Officer

Spirit Acquisition, Inc.

By:	/S/ STORMY L. DEAN
	Name:	Stormy L. Dean
	Title:	Chief Financial Officer

Opinion Research Corporation

By:	/S/ KEVIN P. CROKE
	Name:	Kevin P. Croke
	Title:	Executive Vice President, Corporate Finance